NINETEENTH AMENDMENT

TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS NINETEENTH AMENDMENT, dated as of November 17, 2017 to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of March 25, 2010, as amended, is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement and to amend the fees; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 13. Term of Agreement; Amendment shall be superseded and replaced with the following Section 13.

13. Term of Agreement; Amendment

This Agreement shall become effective as of the January 1, 2018 and will continue in effect through December 31, 2021. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated (i) by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party or (ii) by the Trust within 5 days after it receives notification from USBFS of an increase in costs pursuant to Section 6 hereof. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees. The provisions of this Section 13 shall also apply to Exhibit C and Exhibit D.

Exhibit E, the fees of the Agreement, is hereby superseded and replaced with Exhibit E attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(signatures on the next page)

IN WITNESS WHEREOF, the parties hereto have caused this Nineteenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Ronald R. Redell	By: /s/ Anita M. Zagrodnik

Name: Ronald R. Redell	Name: Anita M. Zagrodnik

Title: President	Title: Senior VP

Exhibit E to the

Transfer Agent Servicing Agreement – DoubleLine Funds Trust

TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE at January 1, 2018

Annual Basis Point Fee:

0.90 basis points on the average net assets in the fund complex

Services Included in the Annual Basis Point Fee are current services performed under this Transfer Agent agreement dated January 1, 2018 and include the following:

Base Fund Fees

Open and Closed Account Fees

Implementation/CUSIP Setup

Chief Compliance Officer Support

Telephone Calls

Voice Response Calls

Manual Shareholder Transactions & Correspondence

Omnibus Account Transactions

Report Source

NSCC System Interface

Short Term Trader Reporting

Cost Basis Reporting

DST NSCC CUSIP Fee

Same Day Cash Flow System

FAN Web – shareholder internet access

Literature Fulfillment Services

Vision Intermediary e-Commerce

Informa – investor statements

TA2000/AWD Access for two users

Internet VPN

Dealer Reclaim Services

CTI Reporting

Miscellaneous Expenses Included in the Annual Basis Point Fee:

Including but not limited to telephone toll-free lines, VRU maintenance and development, call transfers, mailing, sorting and postage, stationery, envelopes, programming, service/data conversion, AML verification services, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, data communication charges, excess history, omnibus conversions, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing, and commissions), FATCA and other compliance mailings.

Services NOT Included in the Annual Basis Point Fee:

MARS

Mutual Fund Profile II

FAN Web Development

Fund Closing/Deconversion Fees

Additional Services:

Services added after the date of this amendment will be at the then current standard USBFS fee schedule rates.

Fees are calculated pro rata and billed monthly.

Amended Exhibit E (continued) to the Transfer Agent Servicing Agreement - DoubleLine

Funds Trust

TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE AT January 1, 2018

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

◾	$ /qualified plan acct (Cap at $ /SSN)
◾	$ /Coverdell ESA acct (Cap at $ /SSN)
◾	$ /transfer to successor trustee
◾	$ /participant distribution (Excluding SWPs)
◾	$ /refund of excess contribution
◾	$ /reconversion/recharacterization

Additional Shareholder Paid Fees

◾	$ /outgoing wire transfer
◾	$ /overnight delivery
◾	$ /telephone exchange
◾	$ /return check or ACH
◾	$ /stop payment
◾	$ /research request per account (Cap at $25.00 /request) (For requested items of the second calendar year [or previous] to the request)

  Amended Exhibit E (continued) to Transfer Agent Agreement - DoubleLine Funds Trust

  ∎

Amended Exhibit E (continued) to Transfer Agent Agreement – DoubleLine Funds Trust MARS SystemTM Reporting & Compliance Services – Supplemental Services Fee Schedule at January 1, 2018

System 7i Products & Services (Monthly fee)*

∎	$ – MARS Sales & Compliance Reporting (includes 5 users & 5 compliance users)
∎	$ – MARS Sales Reporting (includes 5 users)
∎	$ – MARS Compliance Reporting (includes 5 users)
∎	$ – Enhanced Services*

* Includes up to 160 hours a month of Enhanced Services. Basic support components, file import assistance, data scrubbing (cleaning of firm, office, and rep information), database query requests, compliance report monitoring/review/analysis, and business requirements analysis. If necessary, USBFS will provide an additional 160 hours of additional support (hours 161-320) free of charge. Additional hours of support (over 320 hours) will be charged at $         per hour.

Additional System Setup & Implementation Costs (One-time fee)

∎	$ – Handheld Server Setup
∎	$ – RIA Feed Setup
∎	$ – CFG Fulfillment Setup
∎	$ – Google Maps Integration Setup
∎	$ – Coates Analytics Integration Setup
∎	$ – Standard Interface Setup (cost per interface)
∎	$ – Custom Data Interface Setup (cost per interface)
∎	$ – iPad
∎	$ - OmniServ

Additional Licenses (Monthly fee per user)

∎	$ – CRM User
∎	$ – Compliance User
∎	$ – Sales Reporting User
∎	$ – Omnibus Reconciliation User
∎	$ – Handheld User
∎	$ – iPad (5 users)

Additional Module Services (Monthly per user unless otherwise noted)

∎	$ – Customer/Account Module (included with Compliance Module)
∎	$ – Data Quality Module (only one license needed)
∎	$ – Profile Module (only one license needed)
∎	$ – Document Management Module (only one license needed)
∎	$ – Coates Analytics (only one license needed)
∎	$ – CFG Fulfillment (only one license needed)
∎	$ – Mapping Integration Module – Google Maps (up to 10 users)
∎	$ – RIA Monthly Load
∎	$ – Schwab DSA Automated File Load
∎	$ – Schwab/Fidelity/TD Ameritrade Monthly Sales/Asset Portal Data Load
∎	$ - OmniServ

MARS Training

∎	$ /day plus travel and out-of-pocket expenses if required

Software or Report Customization

∎	$ /hour

NSCC SDR Fees

∎	$ /month – Line Maintenance
∎	$ /hour – Line Use
∎	$ /100 records – Transaction

System Version Upgrades & Enhancements – Quoted separately through a Statement of Work

** All additional costs that may be charged by intermediaries/NSCC for data feeds are not included.